Exhibit 3.17

CERTIFICATE OF FORMATION

OF

SEA COAST TRANSPORTATION LLC

This Certificate of Formation of Sea Coast Transportation LLC (the “LLC”), dated September 12, 2005, is being duly executed and filed by Sean Wheeler, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act.

1.	The name of the limited liability company formed hereby is Sea Coast Transportation LLC.

2.

The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address for service of process on the LLC in the State of Delaware is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Sea Coast Transportation
LLC this 12th day of September, 2005.

/s/ Sean Wheeler
Sean Wheeler
Authorized Person